UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2021 (July 21, 2021)

Cuentas Inc.

(Exact name of registrant as specified in its charter)

Florida	001-39973	20-3537265
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

235 Lincoln Rd., Suite 210, Miami Beach, Florida 33139

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 611-3622

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class Registered	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock.	CUEN	The Nasdaq Stock Market LLC
Warrants	CUENW	The Nasdaq Stock Market LLC

Item 1.01	Entry into a Material Definitive Agreement.

On July 21, 2021, Cuentas Inc. (“Cuentas”) and WaveMAX Corporation (“WaveMax”) entered into a Definitive Joint-Venture Agreement (the “Agreement”). Pursuant to the Agreement, Cuentas and WaveMax are to form a joint venture (“JVLLC”) which would install WiFi6 shared network (“WSN”) systems in 1,000 retail locations in the New York metropolitan tristate area using access points and small cells to provide users with access to the WSN (the “JV Project”). The WSN will allow the JVLLC to generate location-based advertising configured by advertisers using WaveMAX’s advertising dashboard technology directly to users over the WSN, or permit users to pay a service fee for ad-free access to the WSN.

The ownership and management of the JVLLC shall be as follows: 50% to Cuentas, 25% to WaveMAX and 25% to Consultoria y Asesoria de Redes, S.A. de C.V. (“Execon”). Execon currently manages approximately 20,000 WiFi endpoints with WaveMax in Mexico.

Each of Cuentas and WaveMAX agrees to fund $120,000 (for a total of $240,000) initially upon execution of the Agreement. In addition, each of Cuentas and WaveMAX has agreed to fund an additional $127,500 over the succeeding five months, in each case, subject to approval of each party’s board of directors and $500,000 from revenue in the first year of operation. The expenses of the JV Project shall include acquiring the Access Points hardware, the installation and configuration of the Access Points hardware for use with the broadband internet service at each Retail Location, entering into the necessary agreements with the Retail Locations, instore marketing and promotion of the WSN program, and expenses relating to commercialization of the digital advertising program.

The Board of Directors of the JVLLC shall initially be comprised of four persons, two designated by Cuentas, one designated by WaveMAX, and one designated by Execon. The officers of the JVLLC shall be the persons from time to time designated by mutual agreement of Cuentas and WaveMAX, with the initial officers to be determined.

The 1,000 high traffic, prime location convenience stores and “bodegas” (small community markets) will be signed up in conjunction with Cuentas’ distribution network that sells prepaid debit card, e-store, e-wallet and digital services.

A fee of 2% (two percent) of the Net Revenue of the JVLLC will be paid by the JVLLC on a monthly basis as a commission to Innovateur Management SAPI de CV

WaveMax and Innovateur Management, SAPI de CV will be included in the Cuentas Share Incentive plan subject to approval by the Cuentas BOD and approval by Cuentas shareholders and Side Letter Participants at the next scheduled Annual Shareholders meeting.

WaveMAX grants the JVLLC exclusive rights to use and deploy the WaveMAX Technology, including any and all patents owned or to be owned by WaveMAX and any and all related enhancements or applications of the WaveMAX Technology and any and all prior and subsequent improvements and/or new technology developed by WaveMAX solely in Cuentas BODEGAS network throughout the United States.

The parties have agreed to expand the JVLLC to other areas of the US once the current deployment is in progress or has been completed.

The foregoing summary is qualified in all respects by the full version of the Definitive Joint-Venture agreement, dated July 21, 2021 a copy of which is attached hereto as Exhibit 10.1,

On July 22, 2021, the Company issued a press release regarding the signing of the Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

10.1	DEFINITIVE JOINT-VENTURE AGREEMENT
99.1	Press release, dated July 22, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUENTAS INC.

Dated: July 27, 2021	By:	/s/ Arik Maimon
Arik Maimon
Interim Chief Executive Officer

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